Exhibit 99.1
  MANAGEMENT DISCUSSION SECTION
Operator: Ladies and gentlemen, thank you for standing by. Welcome to the Mad Catz Interactive fiscal Q1 2009 results conference call. During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question-and-answer session. [Operator Instructions]. As a reminder, this conference is being recorded today, Tuesday, August 19, 2008.
I would now like to turn the conference over to Dave Jacoby, investor relations. Please go ahead, sir.
David S. Jacoby, Vice President, Jaffoni & Collins Incorporated
Thank you, operator. Today’s discussion will contain forward-looking statements about the company’s financial results, estimates, and business prospects that involve substantial risks and uncertainties. The company assumes no obligation to update the forward-looking statements contained in this conference call as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “plan”, “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance.
Among the factors that could cause actual results to differ materially are the following: the ability to maintain or renew the company’s licenses, competitive developments affecting the company’s current products, first-party price reductions, price protection taken in response to price cuts, the ability to successfully market both new and existing products domestically and internationally, difficulties or delays in manufacturing, delays in the company’s ability to obtain products from its manufacturers, market and general economic conditions.
A further list of descriptions of these risks, uncertainties and other matters can be found in the company’s reports filed with the appropriate regulatory authorities. Today’s call and webcast may include non-GAAP financial measures within the meaning of SEC Regulation G. When required, a reconciliation of all non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP can be found in today’s press release. As part of Mad Catz’s ongoing effort to raise its visibility within the financial community, the company regularly meets with or conducts calls with members of the financial community. If you are interested in meeting with Mad Catz’s management, please call me at 212-835-8500.
I would now like to introduce Mad Catz’s President and Chief Executive Officer, Darren Richardson, who will be joined on today’s call by CFO, Stewart Halpern.
Darren Richardson, President, Chief Executive Officer, and Chief Operating Officer
Thanks, Dave. Good afternoon, and thank you for joining the call. First, I’ll briefly review some of the fiscal 2009 first quarter highlights and then turn the call over to Stewart, who will provide some additional financial perspective. Afterwards, I’ll discuss our strategy for growth throughout the fiscal 2009, as we leverage what is the broadest suite of product lines and most robust portfolio of licenses in Mad Catz’s history.
There’s no doubt that it was an outstanding quarter on both the revenue and gross profit basis. With record first quarter net sales of 23.2 million, a 59% increase over the prior year; record first quarter gross margins of 34.9%, which makes it the ninth consecutive quarter of year-on-year gross margin improvement; and that resulted in record first quarter gross profit of 8.1 million, which was a 72% increase over the prior year.

Operating expenses were up significantly, driven largely by the amortization of intangible assets resulting from the Saitek acquisition, the addition of Saitek’s overhead, the reallocation of some expense items from COGS to G&A, and accounting of SOX compliance fees.
As we mentioned on the last call, we’re implementing a restructuring plan that will bring the SG&A in line and Stewart will provide some additional color on that in a moment. The net result was a loss of $777,000 or $0.01 per share on a fully diluted basis. EBITDA remains a valuable metric to gauge the underlying performance of the business, and it was a positive $283,000 for the quarter.
With that, I would now like to turn the call over to the Mad Catz CFO, Stewart Halpern, for some additional detail. Stewart.
Stewart Halpern, Chief Financial Officer
Thank you, Darren. Net sales for the quarter ended June 30, 2008 were a fiscal Q1 record of 23.2 million, up 59.3% from 14.6 million in the prior year period. The increased level of net sales was driven by growth in all segments of the business with contribution from Saitek, as well as a year-over-year increase in console video game product sales of approximately 7%.
We’re very pleased to show positive year-over-year comps for our console video game sales and look forward to continuing this trend, as we continue to increase the breadth of our product offerings on the current generation consoles.
Sales of products relating to the current generation of consoles represent approximately 40% of gross sales for the quarter, and this was the first period in this cycle in which the aggregate increase in current generation product sales more than offset the decline in prior generation product sales. This performance was driven largely by the success of our Wii Fit range of accessories, which represented our first breakout products on this very popular console. In a few moments, Darren will discuss what we believe to be a strong product pipeline that will further support our efforts to expand on Q1’s momentum relating to the current generation of video game consoles.
As Darren mentioned, we’ve made significant progress in our effort to increase market penetration in Europe, aided significantly by Saitek’s strong distribution and retail presence there, particularly in Germany, a market into which Mad Catz previously did not do direct sales. As a result, consolidated European sales more than doubled year-over-year and increased to approximately 41% of net sales, up from 29% in the fiscal 2008 first quarter.
Gross profit for the quarter rose 73% to 8.1 million, up from 4.7 million in Q1 of fiscal ‘08, while gross margin points improved by approximately 280 basis points toward a quarterly record of 34.9% compared to 32.1% in the prior year period. Although this quarter’s gross margin benefited approximately two points from the release of a sales reserve, which we would not expect to be a recurring phenomenon, even without this benefit the gross margin would still have been a record for the quarter. The gross margin improvement was aided by a number of factors, including a higher mix of direct import sales to customers, renegotiated shipping rates and the continuation of our strategic focus on higher margin product sales.
Despite the strong net sales and gross margin performances, net loss for the quarter increased to 777,000 or a loss of $0.01 per diluted share, compared to a loss of 181,000 or zero cents per share in the year-ago period. This increased loss was driven by higher operating expenses, led by SG&A expense of 7.9 million or 34% of net sales, compared with 4.5 million or 31% of net sales in the prior period.
As discussed in prior calls, we continue to make efforts to bring the Saitek operating cost structure more in line with that of Mad Catz, and we are confident that this SG&A percentage of sales will trend downward directionally as we progress through the year. During Q1, we merged Saitek’s U.S.

operations into those of Mad Catz, and we have recently completed the merger of the Saitek U.K. entity into our European entity. This quarter we are targeting the merger of Saitek’s Hong Kong entity into ours. Reducing the number of operating entities will increase operating and accounting efficiencies and are just one component of what we expect will be further efficiencies to be gained through the year. As Darren mentioned, EBITDA for the first quarter was 283,000 compared to EBITDA of 400,000 in 2008 – in the same period in 2008.
Regarding the balance sheet, the net position of bank loan less cash at June 30, 2008 was 10.9 million versus 6.2 million at March 31, 2008, with noteworthy contributors in the change being building inventories for the upcoming fall selling season, as well as an increased receivable balance based on the higher sales. I’d also like to point out that the net debt position is inclusive of the draw down last fall of approximately $15 million for the Saitek acquisition, so the business has been nicely cash flow positive on an operating basis over the prior 12 months.
And now for some elaboration on our product positioning and thoughts about what we see for this fall, I’d like to turn the call back to Darren.
Darren Richardson, President, Chief Executive Officer, and Chief Operating Officer
Thanks, Stewart. As Stewart mentioned earlier in the call, the first quarter saw strong demand for our range of products to support the Nintendo Wii Fit. Wii Fit sales helped solidify our presence on this highly popular console, which Mad Catz had previously not addressed with as complete a line of product offerings as the other two current generation consoles. Wii Fit continues to sell very well in stores and we expect our peripherals to continue achieving healthy attach rates throughout the holiday season.
During the next two quarters, we are rolling out our full line of products to support the smash-hit Rock Band game. This includes a wired and wireless bass modeled out to the iconic Fender Precision Bass, portable drum sets, microphones with controller built in for ease of menu navigation, and premium wooden guitars using real Fender Stratocaster guitar bodies with Mad Catz electronics to play the Rock Band game.
In addition, we’ll begin shipping Coffin Case-branded carrying cases that are compatible with both Rock Band and Guitar Hero. Given the large installed base of Rock Band and the title’s continued popularity, we expect these high-quality instruments to be a significant driver of sales this holiday season.
In addition to the Wii Fit, our Rock Band products, Mad Catz will continue rolling out several established and newly acquired brand license products and peripherals. As we also announced yesterday, we are very excited about the agreement that we have signed with Capcom to produce branded controllers and accessories based on the Street Fighter, Bionic Commando, and Resident Evil video game properties. This agreement aligns our products with three of the video game industry’s most popular and enduring franchises and enhances our pipeline of products tied to highly anticipated software releases.
Earlier we announced licenses for Ubisoft’s Petz and Rayman Raving Rabbids, which will further complement our handheld and Wii product lines, and the addition to NASCAR, as well as Manchester United, Liverpool, and Arsenal European football clubs continues to strengthen our sports licensing portfolio.
Turning to Saitek, we recently introduced a new range of lifestyle-themed PC accessories and we’re starting to gain traction in the U.S. market. The video game industry has remained very resilient in the face of the economic – current economic downturn and it’s poised for continued growth this holiday season, both domestically and overseas. In addition to this industry strength, we’re hopeful that Mad Catz will benefit from further console hardware price reductions, which would have a very positive impact on our business.
We’re very pleased with our position going into the upcoming holiday season. Our license portfolio led by Rock Band is deeper and stronger than it’s ever been in the past. Our penetration into Europe has greatly expanded our reach and reduced our reliance on North American markets. The diversity of our product lines now includes a broad range of PC peripherals in addition to AirDrives audio technology to both increase our scale and reduce our reliance on console-specific products.
I would now like to open the call to questions. Operator.

  QUESTION AND ANSWER SECTION
Operator: [Operator Instructions]. And our first question comes from the line of Ronald Rotter with RLR Partners. Please proceed.
<Q>: Hi, guys. I have a few questions. Have you broken out the Saitek revenues and operating income for the quarter and will you be doing that in the 10-Q? Then also, I have an accounting question. It appears from looking at the balance sheet that there was the decline in goodwill of $697,000 in the quarter and also a decline in the intangible asset account of 759,000, which is roughly 1.45 million. Yet on the amortization of intangibles, it shows $612,000, so I was just wondering if you could kind of specify what the difference there is? Also Rock Band, on the fourth quarter call, you had indicated would start shipping in July, I believe. Has that, in fact, started shipping? And if not, what’s the story there? And the G&A was up from 3.6 million in the fourth quarter to 4.1 million in Q1. Is that going, is that 4.1 million the future run rate? And that’s it for now.
<A – Stewart Halpern>: Okay. Let me take a couple of the sort of the accounting-oriented type ones, and then I think Darren can maybe talk to the Rock Band one. First with regard to the breakout of Saitek, as I mentioned we’re starting to merge entities together, and so sort of clean separations, practically speaking, won’t be feasible. What we can do though is, we can obviously break out the product sales. And you’ll see, I think, in the supplementary information in the press release as well as what you’ll see in the 10-Q where we give some information on a product basis. PC is essentially the Saitek product line. To give you a little bit more clarity, in the quarter the Saitek product sales were about a little bit over $7.5 million. But in terms of going further down in the sense of Saitek income statement, we’re kind of at a point where we, practically speaking, can’t quite fully do that. With regard to the point about the goodwill and intangibles, that gets fairly detailed. If you wouldn’t mind it, I’d prefer to follow up with you off-line on that.
<Q>: That’s okay.
<A – Stewart Halpern>: The G&A, the 3.6 to 4.1 million, you know, there are two things that are driving that. In Darren’s opening comments he made reference to a re-class from —
<Q>: Between the GM, yeah.
<A – Stewart Halpern>: Yeah. So, that that’s actually close to $400,000 right there. And then there’s also the Q1 is where all of our year-end audit fees show up, and there is, and based on the additional work relating to Saitek, and us being a bigger, more complicated entity, at that timeframe, the audit fees were up a pretty noticeable amount. So those are the two real drivers on the G&A line.
<Q>: So, when you talk about the gross margin being up dramatically in reality, I mean if you take the two points that you got from non-recurring release of sales reserves, and now roughly about 1.5 points of reallocation, in reality the gross margin was down from a true operating basis. Is that correct?
<A – Stewart Halpern>: Well, there are some other moving parts there. There are some things that brought it down. So, I think it’s fair to say that on an aggregate basis it’s probably up close to point, but there was a mix of things, some things bringing it up, some things bringing it down. The other thing —
<Q>: But you’re saying on an ongoing basis, it really was in fact up?
<A – Stewart Halpern>: On ongoing basis, the re-class that we’re talking about is something that is not a one-time event. It will be carried forward every quarter.

<A – Darren Richardson>: And just on the re-class, with the inclusion of Saitek’s China operations, we now have 80 people in Hong Kong and China. And so the scope of work that is being done there is a lot broader than the way it was classified in the past, there’s more of a sourcing operation. So, we’ve busted out the different elements of that into research and development, and accounting and finance, and some of those things, that now that is becoming a much more meaningful number. It actually makes sense to drop it into some of those other buckets.
<Q>: Okay.
<A – Darren Richardson>: And then in terms of the Rock Band, we’re actually just in the process of shipping Rock Band now. We started shipping out of Hong Kong at the end of July and we’re now in the process of shipping into retail.
<Q>: So, when should we expect to see it in the stores?
<A – Darren Richardson>: It will probably take two weeks before it works through their distribution centers. So, I would say by the end of August we should be in stores.
<Q>: Okay, great. Thanks.
<A – Stewart Halpern>: Thanks, Ron.
<A – Darren Richardson>: Thank you.
Operator: Our next question comes from the line of David Brigham with Brigham Investments. Please go ahead.
<Q – David Brigham>: Congratulations, you guys, on the sales and gross profits. My question is kind of general. Without getting into guidance about future quarters and so forth, I know you’ve got a good look at the second quarter. When can, can this company become a $500 million company in five years or three years? And what’s its earning power, once you get these revenue sources diversified the way you want them and so on and so forth? Can you —
<A – Darren Richardson>: Yeah, I think, just in terms of sort of general philosophy on that, if you look at where we’ve been over the last 10 years, I think you could kind of, I got involved in Mad Catz back in 1999, when it was a $45 million company. And I think for a long period we did a pretty good job of growing the business and very aggressively growing the business. And although we didn’t really lose a lot, any, very much money along the way, we made money in almost every single year. We didn’t really make anything that you’d say was meaningfully profitable, but it was a good growth story.
The last couple of years, we’ve really pulled back to try and get margins up to where we want, so we’ve got a higher margin business, and a profitable business. And I think we’ve done a very good job of that. But I think as we all know, you need to have growth and profitability. The last, and particularly this quarter, we’re now starting to see, I think, some pretty impressive growth, not just from the Saitek acquisition, although that’s a very meaningful part of the growth story, but also in the core business, in the video game console accessory business.
And when I look to the pipeline of products that we’re coming out and the Rock Band products in particular have a lot of potential to continue to drive that growth. If we can drive growth and keep the margins in that low 30% mark, which frankly comps pretty well against other companies in and around our space and our style of business, then we’ve got a bright future. I think if you take a company like Logitech as a very good example of a company that’s done a great job of maintaining solid margins in that low-30s and continually building out the company and driving growth over a long period of time, that demonstrates that it can actually be done.

And I think the Joytech acquisition, in the middle of last year, followed by the Saitek acquisition, providing we can continue to drive the growth, maintain the margins, and then bring the op expense under control. And the op expense, when you look at it on an annualized basis, is a little bit skewed because we got half of the operating expenses through the third quarter, but the reality is the bulk of the sales came in the first half of that third quarter for Saitek. So we missed the bulk of the sales, but we got 50% of the operating expenses.
So as we move through the third quarter this year, you’ll start to see some of those op expenses percentages just normalize, just on a mathematical basis. Now, that said, I think we’ve still got some big opportunities to bring down some of the op expense categories, and we’re working on that. Collapsing entities into each other so we bring down the number of legal entities, and by doing that, reducing our audit costs, because we’ll be able go out from say 11 legal entities where we are today down to seven will have some significant impacts as well.
So, we’ve got another initiative. It will just take a little while for it to work through. But in terms of top line and margin, feel very good about where the business is at. Op expense, I wish it was a lot lower than that. However, I believe we can tackle that and I would rather deal with op expense problems than dealing with the sales and gross margin problems. So I feel like we’re in a very, very good place.
<Q – David Brigham>: Thank you. Thank you.
Operator: Our next question comes from the line of Joseph Miranda, a private investor. Please go ahead.
<Q>: Yes. Hello, gentlemen. I have a couple questions. One, in the press release, you have a line item that says achieved further retail presence for AirDrives and AirDrives for iPhone in the U.S. and U.K. Can you explain that a little more? Or quantify it? Hello?
<A – Darren Richardson>: Yes, sorry. I was just trying to sort of get the essence of the question there. I think AirDrives is a really, really interesting product that once people actually try the product and understand what it does, people will like it a lot. The challenge is, is it’s not obvious to people what it does and why it’s different, and it’s a difficult marketing proposition because there’s a lot of things to explain. And so getting AirDrives out into people’s hands is the first biggest challenge.
We’ve actually got pretty good dotcom placement on AirDrives on a lot of the major sites and that’s the first step in to be I’m going to get AirDrives in store. We’ve got a couple of things we’re working on now that will start to see a few more placements from more meaningful retailers, and so it’s going to be a little bit of a slow burn until that one catches on, and we’ve got a couple of things that we’re looking at on the marketing front that may actually be able to drive AirDrives along a little bit further as well.
So, I would say I’m not thrilled with where we’re at on AirDrives. I still believe in the product. I think the product is good. It’s just a matter of how to actually get it out into full distribution and help people understand what it does.
<Q>: I see. Also, is there anything — again, I know you may not be able to name names but is there anything in the pipeline, the product pipeline on the software side that Mad Catz is working on for release in the next year?
<A – Darren Richardson>: You know what, we’re doing some exploration on the software side. To, be totally honest we pulled back fairly heavily from the software side over the last two years, mainly because there’s so much — I mean, the area that we were trying to mine was interactive software, where the hardware provided the most interesting part of the game. Wii have certainly been such a huge thing in that space that it’s hard to kind of come up with things that are innovative and different that would go up against that.

And then secondly, with the new generation of console, it’s just a little bit early in the cycle to have real mass market adoption of things that are kind of more interesting and a little bit more niche, which is the kind of product that we’ve done in the past. So, we’ve got a couple of things that we’re working and would like to explore. One of the things that we definitely have in and around Saitek, the leaders in Flight Sim and Flight Sim hardware, and so we’re exploring a couple of opportunities there that would actually make sense to be able to bundle in some software in and around those flight, and again it would be a very nice little niche play.
<Q>: Thank you. Thank you very much.
Operator: [Operator Instructions]. Gentlemen, we appear to have no further questions at this time. I will now turn the call back over to you.
Darren Richardson, President, Chief Executive Officer, and Chief Operating Officer
Okay. Well, thank you for joining the call today. We look forward to updating you on our progress when we host our second quarter call in the not too distant future.
Stewart Halpern, Chief Financial Officer
Thank you.
Operator: Thank you. Ladies and gentlemen, that does conclude the conference call for today. We thank you all for your participation, and we ask that you please disconnect your lines. Have a great day, everyone.